FEE REDUCTION AGREEMENT


	AGREEMENT effective as of the 1st day
of May 2012, between Worldwide Health
Sciences Portfolio (the "Trust") and Eaton
Vance Management (the "Manager").

	WHEREAS, the Trust has entered into a
Management Agreement ("Management
Agreement") with the Manager, which
Management Agreement provides that the
Manager shall be entitled to receive an asset-based fee payable at a certain rate; and

	WHEREAS, the Manager has offered to
reduce such advisory fee rate as described below, and the Trust has accepted such fee reduction, such fee reduction being effective as of May 1st, 2012; and

	WHEREAS, the Manager and the Trust
wish to memorialize said fee reduction in writing;

	NOW, THEREFORE, in consideration of
the mutual covenants and agreements
contained herein and for other good and
valuable consideration, receipt of which is hereby acknowledged, the Trust and the Manager hereby agree as follows:


1.	For so long as the Management
Agreement shall remain in effect,
notwithstanding any provisions of the
Management Agreement to the
contrary, the Manager will reduce its
management fee for the Trust in
accordance with the schedule set forth
on Exhibit A hereto.

2.	This Agreement may only be
terminated or amended upon the
mutual written consent of the Trust and
the Manager; provided, however, that
(i) no termination of this Agreement
shall be effective unless approved by
the majority vote of those Trustees of
the Trust who are not interested
persons of the Manager or the Trust
(the "Independent Trustees") and by
the vote of a majority of the
outstanding voting securities of the
Trust; (ii) no amendment of this
Agreement shall be effective unless
approved by the majority vote of the
Independent Trustees; and (iii) no
amendment of this Agreement that
decreases the fee reductions set forth
herein shall be effective unless
approved by the vote of a majority of
the outstanding voting securities of the Trust.

3.	For purposes of this Agreement the
term "vote of a majority of the
outstanding voting securities of the
Trust" shall mean the vote, at a
meeting of Holders, of the lesser of (i)
67 per centum or more of the Interests
in the Trust present or represented by
proxy at the meeting if the Holders of
more than 50 per centum of the
outstanding Interests in the Trust are
present or represented by proxy at the
meeting, or (ii) more than 50 per
centum of the outstanding Interests in
the Trust.  The terms "Holders" and
"Interests" when used herein shall
have the respective meanings specified
in the Declaration of Trust of the Trust.

4.	This instrument is executed under seal
and shall be governed by
Massachusetts law.



IN WITNESS WHEREOF, this Agreement
has been executed as of the date set forth above by a duly authorized officer of each party.



	WORL
DWID
E
HEALT
H
SCIEN
CES
PORTF
OLIO


						By:
	/s/ Maureen A. Gemma

	Maureen A. Gemma
       S
ecreta
ry




	EATO
N
VANC
E
MAN
AGEM
ENT


						By:
	/s/ Duncan W. Richardson

	Duncan W. Richardson
       V
ice
Presid
ent


Exhibit A


MANAGEMENT FEE REDUCTION SCHEDULE
Worldwide Health Sciences Portfolio
(Effective May 1st, 2012)


The Manager's management fee shall be
computed as follows:

Averag
e Daily
Net
Assets
Mgmt.
Fee
Up to
$500
million
0.375
%
$500
million
but less
than $1
billion
0.32%
$1
billion
but less
than
$1.5
billion
0.29%
$1.5
billion
but less
than $2
billion
0.26%
$2
billion
but less
than
$2.5
billion
0.23%
$2.5
billion
and
over
0.20%





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008_0009